EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Seacoast Banking Corporation of Florida of our report dated February 25, 2004 relating to the financial statements, which appears in the Seacoast Banking Corporation of Florida’s 2003 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the references to us under the headings “Experts” and “Selected Financial Information of Seacoast” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
West Palm Beach, Florida
January 13, 2006